Exhibit 10.3

TERM NOTE

$35,000,000.00
Spokane, Washington
September 3, 2014

FOR VALUE RECEIVED, the undersigned KEY TRONIC CORPORATION, a Washington corporation ("Borrower"), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at 601 West 1st Avenue, Suite 900, Spokane, Washington 99201, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Thirty Five Million and 00/100 Dollars ($35,000,000.00), with interest thereon as set forth herein.

1.	DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a)    "Interest Rate Margin" means the LIBOR Spread for the applicable interest rate tier as determined in accordance with the following schedule (the "Rate Matrix"):

	Cash Flow Leverage Ratio	LIBOR Spread
Tier 1	< 1.00X	1.75%
Tier 2	1.01X to 2.00X	2.00%
Tier 3	>2.00%	2.25%

Whether Borrower has met the required Cash Flow Leverage Ratio to qualify for the Libor Spread under Tier 1, Tier 2 or Tier 3 shall be determined by reference to Section 4.9(a) of the Amended and Restated Credit Agreement between Borrower and Bank dated as of September 3, 2014, as amended from time to time ("Credit Agreement"). The applicable LIBOR spread will be determined at the end of each calendar quarter.

(b)    "LIBOR" means the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to the one month LIBOR Period as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such LIBOR Period (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

(c)    "LIBOR Period" means a period commencing on a New York Business Day and continuing for one (1) month, during which all of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that if the day after the end of any LIBOR Period is not a New York Business Day (so that a new LIBOR Period could not be selected by Borrower to start on such day), then such LIBOR Period shall continue up to, but shall not include, the next New York Business Day after the end of such LIBOR Period, unless the result of such extension would be to cause any immediately following LIBOR Period to begin in the next calendar month in which event the LIBOR Period shall continue up to, but shall not include, the New York Business Day immediately preceding the last day of such LIBOR Period, and (ii) no LIBOR Period shall extend beyond the scheduled maturity date hereof.

(d)    "London Business Day" means any day that is a day for trading by and between banks in Dollar deposits in the London interbank market.

(e)    "New York Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.

(f)    "State Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in the jurisdiction described in “Governing Law” herein are authorized or required by law to close.

2.	INTEREST:

(a)     Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) as follows: (i) from the date hereof, through December 14, 2014, interest shall accrue at the one month LIBOR, adjusted monthly on the last day of the LIBOR Period, plus two Percent (2.0%); and (ii) on and after December 15, 2014, interest shall accrue at the then applicable LIBOR in effect plus the Interest Rate Margin as determined under the Rate Matrix, adjusted 45 days after the end of each calendar quarter.

(b)     Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(c)    Payment of Interest. Interest accrued on this Note shall be payable quarterly, commencing December 15, 2014.

(d)    Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank's option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

3.	REPAYMENT AND PREPAYMENT:

(a)    Amortization and Principal Repayment. Principal shall be payable quarterly in equal quarterly installments in an amount sufficient to fully amortize the principal hereof in equal quarterly installments of One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00), commencing December 15, 2014, and continuing up to and including June 15, 2019, with a final installment consisting of all remaining unpaid principal due and payable in full on August 31, 2019.

(b)    Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

(c)    Prepayment.

Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand and 00/100 Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the LIBOR Period applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such LIBOR Period matures, calculated as follows for each such month:

(i)    Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the LIBOR Period applicable thereto.

(ii)    Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such LIBOR Period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)    If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at the rate applicable to this Note (computed on the basis of a 360-day year, actual days elapsed).

All prepayments of principal shall be applied on the most remote principal installment or installments then unpaid.

4.	EVENTS OF DEFAULT:

An Event of Default shall have the meaning set forth in Section 6.1 of the Credit Agreement.

5.	MISCELLANEOUS:

(a)    Remedies. Upon [the sale, transfer, hypothecation, assignment or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in any real property securing this Note, or upon] the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)    Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c)    Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Washington.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

KEY TRONIC CORPORATION

By:     /s/ Ronald F. Klawitter
Its:    CFO